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                                                                      EXHIBIT 12



           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)



                                                               Six Months Ended
                                                                   June 30,
                                                        --------------------------------
                                                            1999               1998
                                                        -------------      -------------
Earnings:

  Pre-tax income                                            $   758            $   876

  Add:
    Interest and fixed charges,
      excluding capitalized interest                            192                173

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                      93                 94

    Amortization of capitalized interest                          2                  2

  Less:  Undistributed equity in earnings
         of investments accounted for
         under the equity method                                  9                  8
                                                        -------------      -------------

  Total earnings available for fixed charges                $ 1,036            $ 1,137
                                                        =============      =============
Fixed charges:

  Interest and fixed charges                                $   198            $   180

  Portion of rent under long-term operating
    leases representative of an interest factor                  93                 94
                                                        -------------      -------------

  Total fixed charges                                       $   291            $   274
                                                        =============      =============

Ratio of earnings to fixed charges                            3.56x (1)          4.15x (2)

(1) Earnings for the six months ended June 30, 1999 include pre-tax special items of $48 million and $37 million for reorganization costs and environmental expenses, respectively, partially offset by a $54 million credit for the reversal of liabilities associated with the consolidation of certain clerical work-forces. Excluding the special items, the ratio for the six months ended June 30, 1999 would have been 3.67x.

(2) Earnings for the six months ended June 30, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the three months ended June 30, 1998 would have been 3.91x.